Exhibit 18.1

The Board of Directors

Marathon Digital Holdings, Inc.

101 NE Third Avenue, Suite 1200

Fort Lauderdale, FL 33301

Dear Directors:

Note 2 to the financial statements of Marathon Digital Holdings, Inc. included in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2023 describes a change in accounting principle for accounting for disposition of the Company’s digital assets. There are no authoritative criteria for determining a “preferable” method based on the particular circumstances, however, we conclude that such change in the method of accounting is to an acceptable alternative method, which based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2022, and therefore we do not express any opinion on any financial statements of Marathon Digital Holdings, Inc. subsequent to that date.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

August 8, 2023